Exhibit 10.1
AMENDMENT NO. 2
TO
CREDIT AGREEMENT
          This AMENDMENT NO. 2 TO CREDIT AGREEMENT (this “Amendment”) is made as of the 29th day of September, 2005 by and among UTi, UNITED STATES, INC., a New York corporation (“UTi”), UTi INTEGRATED LOGISTICS, INC., a South Carolina corporation f/k/a Standard Corporation (“Logistics”), UTi BROKERAGE, INC., a California corporation (“Brokerage” and, together with UTi, and Logistics, collectively, the “Companies” and each, individually, a “Company”), UTi (U.S.) HOLDINGS, INC., a Delaware corporation (the “Parent Guarantor”), UTi SERVICES, INC., a California corporation (“Services” and, together with the Companies and the Parent Guarantor, the “Loan Parties” and each, individually, a “Loan Parties”), the financial institutions that are or may from time to time hereafter become parties to the Credit Agreement defined below (together with their respective successors and assigns, the “Lenders”), and LASALLE BANK NATIONAL ASSOCIATION, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).
R E C I T A L S:
          A. The Administrative Agent, the Lenders and the Loan Parties are parties to that certain Credit Agreement dated as of August 5, 2004, as amended by that certain Amendment No. 1 to Credit Agreement dated as of May 31, 2005 (as the same may hereafter be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), pursuant to which, among other things, the Administrative Agent and the Lenders have agreed, subject to the terms and conditions thereof, to make certain loans, advances and other financial accommodations to the Companies.
          B. The Loan Parties, the Administrative Agent and the Lenders are entering into this Amendment to modify certain of the terms of the Credit Agreement to, among other things, (i) increase the Revolving Commitment by $15,000,000, (ii) reduce certain interest and fee rates and (iii) modify certain financial covenants.
          NOW, THEREFORE, in consideration of the premises set forth above and the mutual covenants and promises contained in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
          SECTION 1. Amendments to the Credit Agreement. As of the Effective Date (as defined below), the Loan Parties, the Administrative Agent and the Lenders agree to the following amendments of the Credit Agreement:
          1.1. Section 1 of the Credit Agreement is hereby amended by deleting the following defined terms in their entirety and substituting the following therefor:

     Applicable Margin means, for any day, the rate per annum set forth below opposite the level (the “Level”) then in effect, it being understood that (i) the Applicable Margin for LIBOR Loans shall be the percentage set forth under the column “LIBOR Margin”, (ii) the Applicable Margin for Base Rate Loans shall be the percentage set forth under the column “Base Rate Margin”, (iii) the Non-Use Fee Rate shall be the percentage set forth under the column “Non-Use Fee Rate” and (iv) the L/C Fee shall be the percentage set forth under the column “L/C Fee Rate”:

Level	Average Debt/EBITDA Ratio	LIBOR Margin	Base Rate Margin	Non-Use Fee Rate	L/C Fee Rate
I	> 2.75	2.00%	0.25%	0.375%	2.00%
II	< 2.75 and > 2.25	1.75%	0.00%	0.25%	1.75%
III	< 2.25 and > 1.50	1.50%	0.00%	0.25%	1.50%
IV	< 1.50	1.25%	0.00%	0.20%	1.25%
The LIBOR Margin, the Base Rate Margin, the Non-Use Fee Rate and the L/C Fee Rate shall be adjusted, to the extent applicable, on the fifth (5th) Business Day after the Parent Guarantor, the Subsidiary Guarantor and/or the Companies provide or are required to provide the annual and quarterly financial statements and other information pursuant to Section 10.1.1 or 10.1.2, as applicable, and the related Compliance Certificate, pursuant to Section 10.1.3. Notwithstanding anything contained in this paragraph to the contrary, (a) if the Parent Guarantor, the Subsidiary Guarantor and the Companies fail to deliver such financial statements and Compliance Certificate in accordance with the provisions of Sections 10.1.1, 10.1.2 and 10.1.3, the LIBOR Margin, the Base Rate Margin, the Non-Use Fee Rate and the L/C Fee Rate shall be based upon Level I above beginning on the date such financial statements and Compliance Certificate were required to be delivered until the fifth (5th) Business Day after such financial statements and Compliance Certificate are actually delivered, whereupon each such Applicable Margin shall be determined by the then current Level; (b) no reduction to any Applicable Margin shall become effective at any time when an Event of Default or Unmatured Event of Default has occurred and is continuing; and (c) for purposes of clarity, from the Second Amendment Effective Date until the date upon which the financial statements and Compliance Certificate are delivered for the Fiscal Quarter ending October 31, 2005, the Applicable Margin shall be based on Level II.
     Revolving Commitment means Sixty-five Million Dollars ($65,000,000.00), as such amount may be reduced from time to time pursuant to Section 6.1.1.
     Total Debt means all Debt of the Parent Guarantor and its Subsidiaries, determined on a consolidated basis, excluding (a) contingent obligations in respect of Contingent Liabilities (except to the extent constituting Contingent Liabilities in respect of Debt of a Person other than any Loan Party), (b) Hedging Obligations, and (c) Debt of the Parent Guarantor to any of its Subsidiaries (to the extent such Subsidiaries are Loan Parties) and Debt of Subsidiaries of the Parent Guarantor to other Subsidiaries of the Parent Guarantor (to the extent such other Subsidiaries are Loan Parties) or to the Parent Guarantor.
          1.2 Section 1 of the Credit Agreement is hereby amended by adding the following new defined terms in the appropriate alphabetical order:
     Second Amendment means that certain Amendment No. 2 to the Credit Agreement dated as of September 29, 2005 among the Loan Parties, the Administrative Agent and the Lenders, as amended, restated, supplemented or otherwise modified from time to time.
     Second Amendment Effective Date means the “Effective Date,” as such term is defined in the Second Amendment.
          1.3 Section 2.1.2 of the Credit Agreement is hereby amended by deleting the phrase “Ten Million Dollars ($10,000,000.00)” in clause (a) of the proviso to such section and inserting the phrase “Twelve Million Five Hundred Thousand Dollars ($12,500,000.00)” therefor.
          1.4 Section 11.14.3 of the Credit Agreement is hereby deleted in its entirety and the following is substituted therefor:
     11.14.3 Total Debt to EBITDA Ratio. Not permit the Total Debt to EBITDA Ratio as of the last day of any Computation Period to exceed the applicable ratio set forth below for such Computation Period:

Computation Period Ending	Total Debt to EBITDA Ratio
July 31, 2004	3.30 to 1.00
October 31, 2004	3.30 to 1.00
January 31, 2005	3.00 to 1.00
April 30, 2005	3.00 to 1.00
July 31, 2005	3.00 to 1.00
October 31, 2005	3.50 to 1.00
January 31, 2006	3.50 to 1.00
April 30, 2006 and each Fiscal Quarter ending thereafter	3.30 to 1.00
          1.5 Section 11.14.4 of the Credit Agreement is hereby deleted in its entirety and the following is substituted therefor:
     11.14.4 Capital Expenditures. Not permit the aggregate amount of all Capital Expenditures made by the Loan Parties in any Fiscal Year to exceed $7,500,000.

          1.6 Annex A to the Credit Agreement is hereby deleted in its entirety and Exhibit A attached hereto is substituted therefor.
          1.7 Annex B to the Credit Agreement is hereby deleted in its entirety and Exhibit B attached hereto is substituted therefor.
          SECTION 2. Reaffirmation. Each Loan Party, in its capacity under each of the Loan Documents to which it is a party (including the capacities of debtor and pledgor, as applicable, and each other similar capacity, if any, in which such Loan Party has granted liens on all or any part of its properties or assets, or otherwise acts as an accommodation party, guarantor, indemnitor or surety with respect to all or any part of the Obligations), hereby (a) expressly reaffirms and assumes (on the same basis as set forth in the Credit Agreement (as amended hereby) and each other Loan Document, in each case, to which it is a party) all of such Loan Party’s obligations and liabilities to the Administrative Agent and the Lenders as set forth in the Credit Agreement (as amended hereby) and in each other Loan Document, in each case, to which it is a party, and agrees to be bound by and abide by and operate and perform under and pursuant to and comply fully with all of the terms, conditions, provisions, agreements, representations, undertakings, warranties, guarantees, indemnities and covenants contained in the Credit Agreement and each other Loan Document to which it is a party, as such obligations and liabilities have been amended by this Amendment, and hereby ratifies, confirms and reaffirms in all respects all obligations and liabilities of such Loan Party under the Loan Documents; (b) to the extent such Loan Party has granted liens on any of its properties or assets pursuant to any of the Loan Documents to secure the prompt and complete payment, performance and/or observance of all or any part of its obligations to the Administrative Agent and the Lenders, hereby acknowledges, ratifies, confirms and reaffirms such grant of liens, and acknowledges and agrees that all of such liens are intended and shall be deemed and construed to secure to the fullest extent set forth therein all now existing and hereafter arising obligations under the Loan Documents to which it is a party, as amended, restated, supplemented and otherwise modified and in effect from time to time; and (c) acknowledges and agrees that the Administrative Agent and the Lenders have fully performed all of their respective obligations to the Loan Parties.
          SECTION 3. Conditions to Effectiveness. This Amendment shall become effective as of the date first written above upon satisfaction of the following conditions precedent (such date being the “Effective Date”):
     (a) The Administrative Agent shall have received all instruments, documents, certificates and agreements set forth on the Closing Document List attached as Exhibit C hereto and such other instruments, documents, certificates and agreements as the Administrative Agent may reasonably request, in each case, fully-executed by all parties thereto and in form and substance satisfactory to the Administrative Agent;
     (b) The Loan Parties shall have paid all reasonable fees, costs and expenses incurred by the Agent and the Lenders in connection with any matters contemplated by or arising out of the Loan Documents and in connection with the documentation, negotiation and closing of the transactions contemplated by this Amendment, including, without limitation, all fees set forth in the Fee Letter dated as of September 29, 2005 among the Companies and the Administrative Agent.

     (c) All of the representations and warranties set forth in Section 4 of this Amendment shall be true and correct; and
     (d) No Unmatured Event of Default or Event of Default shall have occurred and be continuing.
          SECTION 4. Representations and Warranties. To induce the Administrative Agent and the Lenders to enter into this Amendment, the Loan Parties each hereby jointly and severally represents and warrants that:
          4.1. Compliance with Loan Documents. On the date hereof, each Loan Party is in compliance with the terms and provisions set forth in the Credit Agreement and the other Loan Documents to which it is a party (in each case, as modified by this Amendment), and no Unmatured Event of Default or Event of Default has occurred and is continuing which has not been waived in writing by the Administrative Agent and the Lenders.
          4.2. Representations and Warranties. On the date hereof, the representations, warranties and covenants of the Loan Parties set forth in the Credit Agreement and the other Loan Documents, are true and correct with the same effect as though such representations and warranties and covenants had been made on the date hereof, except to the extent that such representations and warranties and covenants expressly relate to an earlier date.
          4.3. Corporate Authority of the Loan Parties. Each Loan Party has full power and authority to enter into this Amendment and to incur and perform the obligations provided for under this Amendment and the Credit Agreement (as amended hereby), all of which have been duly authorized by all proper and necessary corporate action. No consent or approval of stockholders or of any public authority or regulatory body is required as a condition to the validity or enforceability of this Amendment as against any Loan Party.
          4.4. Amendment as Binding Agreement. This Amendment and the Credit Agreement (as amended hereby) and the other Loan Documents constitute the valid and legally binding obligation of each Loan Party party thereto, fully enforceable against each such Loan Party, in accordance with its terms.
          4.5. No Conflicting Agreements. Neither the execution and performance by the Loan Parties (or any of them) of this Amendment will (i) violate any provision of law, any order of any court or other agency of government, or the charter, bylaws or other organizational documents of any Loan Party, (ii) violate any indenture, contract, agreement or other instrument to which any Loan Party is a party, or by which its property is bound, or be in conflict with, result in a breach of or constitute (with due notice and/or lapse of time) a default under, any such indenture, contract, agreement or other instrument or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the property or assets of any Loan Party, other than Permitted Liens.

          SECTION 5. General Provision.
          5.1. Except as expressly amended by this Amendment, the terms and provisions of the Credit Agreement, the Guaranty and Collateral Agreement and each of the other Loan Documents shall remain unchanged and are in all other respects ratified and confirmed and remain in full force and effect. This Amendment shall not waive any Loan Party’s compliance with any terms of the Credit Agreement, the Guaranty and Collateral Agreement or any of the other Loan Document, and except as expressly set forth herein, the Administrative Agent and the Lenders reserve all rights and remedies with respect to any such non-compliance.
          5.2. The Loan Parties hereby jointly and severally agree to pay all out-of-pocket expenses incurred by the Administrative Agent in connection with the preparation, negotiation and consummation of this Amendment, and all other documents related thereto, including, without limitation, the reasonable fees and expenses of the Administrative Agent’s counsel, and any filing fees and recordation tax required in connection with the filing of any documents necessary to consummate the provisions of this Amendment.
          5.3. This Amendment shall be construed in accordance with and governed by the laws of the State of Illinois.
          5.4. This Amendment may be executed in any number of counterparts.
          5.5. On or after the Effective Date, each reference in the Credit Agreement to this “Agreement”, “hereof”, or words of like import, and all references in any other Loan Document to the Credit Agreement shall, in each case, unless the context otherwise requires, be deemed to refer to the Credit Agreement as amended hereby.
          5.6. The recitals to this Amendment are incorporated herein in their entirety by this reference thereto and deemed to be a part hereof.
          5.7. This Amendment shall inure to the benefit of the Loan Parties, the Administrative Agent and the Lenders and their respective successors and permitted assigns.
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signature pages follow]

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers or members thereunto duly authorized, as of the date first above written.

LOAN PARTIES:

UTi UNITED STATES, INC.

By:	/s/ Stephen C. Savarese

Title:	Secretary

UTi INTEGRATED LOGISTICS, INC., formerly known as Standard Corporation

By:	/s/ Stephen C. Savarese

Title:	Secretary

UTi (U.S.) HOLDINGS, INC.

By:	/s/ Stephen C. Savarese

Title:	Secretary

UTi BROKERAGE, INC.

By:	/s/ Stephen C. Savarese

Title:	Secretary

UTi SERVICES, INC.

By:	/s/ Stephen C. Savarese

Title:	Secretary
[signature page to Amendment No.2]

ADMINISTRATIVE AGENT AND LENDERS:

LASALLE BANK NATIONAL ASSOCIATION, as Administrative Agent and as a Lender

By:	/s/ Lora Backofen

Title:	First Vice President

BANK OF AMERICA, as a Lender

By:	/s/ Scott K. Mitchell

Title:	Senior Vice President

THE BANK OF NEW YORK, as a Lender

By:	/s/ Edward Nallan

Title:	Vice President
[signature page to Amendment No.2]